EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Frederick County Bancorp, Inc. on Form S-8 of our report, dated January 22, 2003, relating to the balance sheets of Frederick County Bank as of December 31, 2002 and 2001, to which Frederick County Bancorp, Inc. is the successor registrant, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended, which report is incorporated by reference in the Annual Report on Form 10-KSB of Frederick County Bank for the year ended December 31, 2002.



/s/ McGladrey & Pullen, LLP



Frederick, Maryland
January 8, 2004